Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES AGREEMENT
TO ACQUIRE ROYAL PALM BANCORP, INC.
Quincy, IL, May 31, 2006 – Mercantile Bancorp, Inc. (AMEX: MBR) today announced it has entered into an agreement to acquire 100% of Royal Palm Bancorp, Inc. (OTC: RYPL) of Naples, Florida in an all-cash transaction valued at approximately $44.4 million. Royal Palm Bancorp is the parent of The Royal Palm Bank of Florida, a full service community bank with three locations in southwest Florida including Naples, Marco Island and South Fort Myers.
“This is an important step for Mercantile Bancorp,” said Dan S. Dugan, chairman, president and chief executive officer. An important element of our strategy aimed at delivering increased value to our shareholders has been to seek out acquisition opportunities in areas that have the potential for faster growth than our traditional markets in Illinois and Missouri.
“Royal Palm Bancorp meets our criteria. It operates in one of Florida’s fastest growing markets, Naples-Marco Island MSA, which is home to approximately 320,000 year-round residents. The Naples MSA population grew 26.7% between 2000 and 2005. That growth is expected to continue at a nation-leading rate of more than 25%, with the permanent population projected to reach about 400,000 residents by 2010. One of the core driving forces behind the company’s growth is due to the influx of retirees and pre-retirees to Southwest Florida. Further, average household income is currently about $91,000, a level at which many residents require more than just basic banking services,” Dugan added.
“Royal Palm Bank is an ideal partner for us. It is a high-quality organization with a successful community-banking model similar to our own. Their team has a management philosophy very much like ours. They have an experienced and talented group of employees at all levels and we look forward to having them join our family. Royal Palm is well established and respected in a fast growing market where demand for both retail and commercial banking services is only going to expand. This transaction, when completed, should make a wealth of opportunities available over the long-term,” Dugan added.
Commenting on the transaction, Arnold J. Haake, Royal Palm Bancorp president and chief executive officer said, “We are excited about becoming part of the Mercantile Bancorp family. The combination should provide opportunities for greater growth than either organization could achieve on its own. We expect to benefit from the extensive community banking experience of Mercantile, as well as the ability to execute larger loans by utilizing participatory lending limits as part of an affiliated bank group. At the same time we will be able to contribute our visibility and in-depth knowledge of the fast-growing Southwest Florida market for banking services.”
Royal Palm Bancorp had assets of $147.4 million as of December 31, 2005, an increase of approximately 56 percent over assets of $95 million at the same time a year earlier, according to Royal Palm. Royal Palm’s loan portfolio as of December 31, 2005 amounted to $122.2 million. Deposits were $125.9 million. For the year ended December 31, 2005, Royal Palm reported earnings of approximately $779,000, or 50 cents per share.
The acquisition is subject to approval by Royal Palm Bancorp’s shareholders, federal and state regulatory approvals and other customary conditions of closing. It is currently expected to close during 2006.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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